Exhibit 5.1

79 Wellington Street West Suite 3000 Box 270, TD Centre Toronto, Ontario, Canada M5K 1N2

May 1, 2013

Hydrogenics Corporation
5985 McLaughlin road
Mississauga, Ontario, Canada
L5R 1B8

Dear Sirs/Mesdames:

We have acted as counsel to Hydrogenics Corporation (“Hydrogenics”), a corporation incorporated under the federal laws of Canada, in connection with a public offering of 775,000 common shares of Hydrogenics (the “Common Shares”), which includes an over-allotment option to Roth Capital Partners, LLC (the “Underwriter”) to purchase an additional 116,250 common shares of Hydrogenics (together with the Common Shares, the “Shares”), pursuant to the Registration Statement on Form F-3 (Registration No. 333-182974) (the “Registration Statement”) filed by Hydrogenics with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related base prospectus dated August 27, 2012 and filed with the Commission (and including all information incorporated by reference, the “Base Prospectus”), as supplemented by the prospectus supplement dated April 30, 2013 and filed with the Commission (together with the Base Prospectus and any information incorporated by reference, the “Prospectus”).

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the articles and by-laws of Hydrogenics;

(b)	the Registration Statement and the Prospectus;

(c)	a certificate of compliance dated May 1, 2013 issued in respect of Hydrogenics pursuant to the Canada Business Corporations Act;

(d)	a certificate of officers of Hydrogenics as to certain factual matters dated the date hereof;

(e)	the underwriting agreement dated April 30, 2013 made between Hydrogenics and the Underwriter (the “Underwriting Agreement”); and

(f)
resolutions and minutes of meetings of the board of directors of Hydrogenics authorizing, among other things, the Underwriting Agreement, the Registration Statement, the Prospectus and the issue of the Shares.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Hydrogenics and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed, without any investigation or verification:

(a)
with regard to all documents examined by us, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicate, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents;

(b)	the certificate of compliance referred to above continues to be accurate as of the date hereof;

(c)
the accuracy, currency and completeness of the indices and filing systems maintained at the public offices and registries where we have searched or made enquiries or have caused searches or enquiries to be made and the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(d)	the accuracy of, and have relied upon, the certificate referred to above with respect to the factual matters contained therein;

(e)	the accuracy of, and have relied upon, the representations and warranties made by Hydrogenics and the Underwriter in the Underwriting Agreement; and

(f)	Hydrogenics and the Underwriter have complied with their respective covenants contained in the Underwriting Agreement.

Our opinion set forth below is limited to the laws of the Province of Ontario and the Federal laws of Canada applicable therein. The opinion contained herein is expressly limited to, and we do not express any opinion herein concerning any laws of any jurisdiction, other than the jurisdiction expressly set forth herein, that in our experience are normally applicable to unregulated business corporations and to transactions of the type contemplated by the Underwriting Agreement.  The opinion expressed herein concerning the laws of the Province of Ontario and the Federal laws of Canada applicable therein is given by members of the Law Society of Upper Canada.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement and upon Hydrogenics receiving payment of the purchase price for the Shares, the Shares will be validly issued, fully paid and non-

assessable.

This opinion speaks only as of the date of this opinion and we undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to Hydrogenics’ Report of Foreign Issuer on From 6-K being furnished to the SEC on the date hereof and being incorporated by reference into the Registration Statement as an exhibit thereto and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Torys LLP